EXHIBIT 3.2

AMENDMENT TO THE BYLAWS

OF

HEALTH DISCOVERY CORPORATION

In accordance with resolutions adopted by the Board of Directors of Health Discovery Corporation, a Georgia corporation (the “Corporation”), the Bylaws of the Corporation (the “Bylaws”) are hereby amended as set forth in this Amendment to the Bylaws, effective May 8, 2020.

AMENDMENT

1.	Article Two, Section 1 of the Bylaws is deleted in its entirety and replaced with the following:

“2.1 Annual Meeting. A meeting of shareholders of the Corporation shall be held annually, within six (6) months after the end of each fiscal year of the Corporation. The annual meeting shall be held at such time and place, and on such date, as the Directors shall determine from time to time and as shall be specified in the notice of the meeting. The Board of Directors may, in its sole discretion, determine that an annual meeting of shareholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by, and to the extent permitted by, Executive Order No. 03.20.20.02 of the State of Georgia or the laws of the State of Georgia.”

2.	Article Two, Section 2 of the Bylaws is deleted in its entirety and replaced with the following:

“2.2 Special Meetings. Special meetings of the shareholders may be called at any time by the Corporation’s Board of Directors, its President, or by the Corporation upon the written request of any one or more shareholders owning an aggregate of not less than twenty-five percent (25%) of the outstanding capital stock of the Corporation. Special meetings shall be held at such a time and place and on such date as shall be specified in the notice of the meeting. The Board of Directors may, in its sole discretion, determine that a special meeting of shareholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by, and to the extent permitted by, Executive Order No. 03.20.20.02 of the State of Georgia or the laws of the State of Georgia.”

3.	Article Two, Section 3 of the Bylaws is deleted in its entirety and replaced with the following:

“2.3 Place. Annual or special meetings of shareholders may be held within or without the State of Georgia or may not be held at any place but may instead be held solely by means of remote communication as authorized by, and to the extent permitted by, Executive Order No. 03.20.20.02 of the State of Georgia or the laws of the State of Georgia.”

4.	Article Two, Section 4 of the Bylaws is deleted in its entirety and replaced with the following:

“2.4 Notice. Notice of annual or special shareholders meetings stating the place, day and hour of the meeting, and the means of remote communication, if any, shall be given in writing not less than ten (10) nor more than sixty (60) days before the date of the meeting, either mailed to the last known address or personally given to each shareholder entitled to vote at the meeting. Notice of any special meeting of shareholders shall state the purpose or purposes for which the meeting is called. The notice of any meeting at which amendments to or restatements of the Articles of Incorporation, merger or share exchange of the Corporation, or the disposition of corporate assets requiring shareholder approval are to be considered shall state such purpose, and shall further comply with all requirements of law. Notice of a meeting may be waived by an instrument in writing executed before or after the meeting. The waiver need not specify the purpose of the meeting or the business transacted, unless one of the purposes of the meeting concerns a plan of merger or share exchange, in which event the waiver shall comply with the further requirements of law concerning such waivers. Attendance at such meeting in person or by proxy shall constitute a waiver of notice thereof.”

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EXHIBIT 3.2

5.	Article Two, Section 5 of the Bylaws is deleted in its entirety and replaced with the following:

“2.5 Quorum. Shares entitled to vote as a separate voting group may take action on a matter at a meeting of shareholders only if a quorum of those shares exists with respect to that matter. A majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of that voting group for action on that matter. A lesser number may adjourn from day to day, and shall announce the time and place to which the meeting is adjourned.”

6.	Except as amended hereby, all terms and provisions of the Bylaws shall remain in full force and effect.

CERTIFICATION OF BYLAWS

The foregoing Amendment to the Bylaws of Health Discovery Corporation, together with the Bylaws of Health Discovery Corporation, are the Bylaws of the Corporation, and are certified to have been adopted by the Board of Directors of the Corporation effective as of the date first set forth above.

/s/ George H. McGovern, III
George H. McGovern, III
Chairman & CEO

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